Exhibit 10.4
DISTRIBUTION, TRADEMARK AND TECHNOLOGY AGREEMENT

This Distribution, Trademark, and Technology Agreement (“Agreement”), dated as of March 13, 2018, is made by and between AeroGrow International, Inc., a Nevada corporation, with a business address at 6075 Longbow Dr., Suite 200, Boulder, Colorado 80301, U.S.A. (“AeroGrow”) and Aiwuan 爱屋安Shanghai ltd, a corporation organized under the laws of China with a business address at Room 303, No. 33, C2 zone, lane 1555, Jingshajiang West Road, Jiading District, Shanghai, China, (“AWA” or “Licensee”).  AeroGrow, and AWA are sometimes referred to herein collectively as the “Parties” and individually as a “Party.  Notwithstanding any other provision to the contrary contained herein, AeroGrow and Licensee agree that OMS Investments, Inc., a Delaware corporation having its principal place of business at 10250 Constellation Blvd., Suite 2800, Los Angeles, California 90067, U.S.A. (“OMS”) is an intended third-party beneficiary of this Agreement. Without limiting the rights of AeroGrow hereunder, OMS shall be a party to this Agreement for purposes of receiving such licenses as provided herein, and enforcing all rights provided by this Agreement to AeroGrow in OMS’ right and name.

RECITALS

A.          OMS owns and has licensed to AeroGrow certain Hydroponic IP (defined below) relating to hydroponic and aeroponic growing systems.

B.          AeroGrow owns certain Licensed Trademarks (defined below) relating to hydroponic and aeroponic growing systems and is engaged in the business of manufacture, production, sale and distribution of Seed Kits (defined below).

C.          AWA desires to obtain from AeroGrow a sublicense to use the Hydroponic IP and a license to use the Licensed Trademarks in connection with the sale of Licensed Products in the Territory and desires to be appointed as AeroGrow’s distributor of Seed Kits in the Territory.

D.          AeroGrow is willing to grant such license and sublicense to AWA and to appoint AWA as its non-exclusive distributor of Seed Kits in the Territory according to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. DEFINED TERMS

Capitalized terms in this Agreement shall have the meanings ascribed to them in this Agreement, including this Section 1.

1.1
“Affiliates” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Approval Guidelines” means the guidelines for review and approval of Licensed Products and related items and materials set forth in Section 2.10.

1.3
“Approved Manufacturer” means one or more manufacturers that have been authorized by AeroGrow to manufacture Licensed Products, as listed on Schedule 1, which list may be updated by AeroGrow to reflect current licensees/sublicensees.

1.4	“Contract Year” means the one-year period from April 1 of a calendar year to March 31 of the following calendar year.

1.5
“Copyrights” means all published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof.

1.6	“Hydroponic IP” means the Intellectual Property, excluding any Trademarks, set forth in Schedule 2 to this Agreement.

1.7
“Intellectual Property” means all intellectual property rights of any kind, worldwide, including rights in, to and concerning (a) Patents; (b) Trademarks; (c) Copyrights; and (d) Technical Information.

1.8
“Large-Sized Products” means hydroponic and/or aeroponic garden systems that may include LED lighting, a wireless communication system, and/or a touchscreen user interface, which are primarily designed or intended to reside on a floor or other non-countertop location.  Any product having a footprint (or potential footprint) of 1.75 square feet or larger and any product capable of growing plants in excess of 30 inches will be considered a Large-Sized Product.

1.9
“Licensed Products” means the hydroponic and aeroponic growing systems and accessories that are identified on Schedule 3 to this Agreement, as may be amended by the Parties, provided that Licensed Products shall not include Large-Sized Products and Lighting Products or Seed Kits.

1.10	“Licensed Trademarks” means the Trademarks set forth in Schedule 4 to this Agreement.

1.11
“Lighting Products” means LED bulbs, lamps, panels and systems designed for hydroponic and/or aeroponic growing applications and that may be used as standalone lighting or as a component of hydroponic and/or aeroponic growing applications, including without limitation 12-, 24-, and 36-Watt LED bulbs and 45-Watt LED panels having a customized spectral output for hydroponic and/or aeroponic applications.

1.12
“Manufacturing Cost” means the actual cost to AWA for the manufacture of Licensed Products through an Approved Manufacturer; provided, however, that the Manufacturing Cost shall be no less than the cost to AeroGrow for the Approved Manufacturers to manufacture Licensed Products for AeroGrow.

1.13
“Patents” means all patents throughout the world (including utility patents, design patents, patents of importation, improvement patents, patents and certificates of addition, and utility models), as well as divisions, reissues, reexaminations, continuations, continuations-in-part, renewals and extensions of any of the foregoing, and applications therefore, and patents which may be issued on such applications.

1.14
“Protected Information” of a Party means trade secrets and information concerning the Party’s business, technology, and affairs, including without limitation current and historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, Technical Information, the names and backgrounds of key personnel, personnel training techniques and materials and current and historical financial information regarding individual products, services, departments or categories.

1.15	“Seed Kit Payments” means payments made by AWA to AeroGrow to purchase Seed Kits, excluding any shipping costs.

1.16	“Seed Kits” means the seed kits identified in Schedule 5 to this Agreement.

1.17
“Technical Information” means know-how, trade secrets, confidential and proprietary information, ideas, inventions, discoveries, formulae, compositions, manufacturing and production processes and techniques, research and development information, reports, drawings, specifications, designs, plans, improvements, proposals, information and analytic methodology used in the development, testing, analysis, design, manufacturing and packaging of products and services, technology, software, computer programs, documentation, databases, data, mask works, financial, business and marketing plans, cost and pricing information, supplier lists and related information, sales data and plans, customer lists, customer accounts, and related information, recorded in any form.

1.18	“Territory” means China, including Hong Kong and Taiwan.

1.19
“Trademark” means a trademark, service mark, trade dress, logo, trade name, corporate name, domain name and/or other source identifier, all goodwill associated with any of the foregoing, and registrations and applications for registration thereof, including all extensions, modifications and renewals of the foregoing.

2. TRADEMARK LICENSE

2.1          Grant of License.  Subject to the terms and conditions of this Agreement, AeroGrow hereby grants to Licensee, and Licensee hereby accepts the grant by AeroGrow of, a non-exclusive right and license to use the Licensed Trademarks on or in connection with the Licensed Products and the Seed Kits in the Territory, during the Term.  Licensee may not use any additional trademarks on or in connection with the Licensed Products or Seed Kits without AeroGrow’s prior written consent.

2.2          Reservation of Rights.  AeroGrow reserves all rights with respect to the Licensed Trademarks not expressly licensed to Licensee hereunder, and Licensee may not use or grant licenses to others to use the Licensed Trademarks in any other manner or in connection with any goods or services.

2.3          License Transfer.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors or assigns; provided, that Licensee may assign the Agreement only if AeroGrow provides prior and specific written consent, which consent may be withheld in AeroGrow’s sole and absolute discretion.  Licensee shall not have the right to grant sublicenses under this Agreement, but AWA may permit the distribution by third party distributors of Licensed Products or Seed Kits that are branded with the Licensed Trademarks in accordance with this Agreement.  Any assignment, franchise, sublicense, or transfer not expressly permitted by this Section 2 is prohibited and will be deemed to be null and void.

2.3          Contract Manufacturers/Approved Manufacturers.  Licensee shall not use the services of contract manufacturers in the manufacture of the Licensed Products.  Notwithstanding anything to the contrary in this Agreement, Licensee may not itself manufacture Licensed Products but may instead purchase Licensed Products from Approved Manufacturers or, pursuant to Section 4.2, from an AeroGrow Chinese Affiliate.

2.4          AeroGrow Approval.  Licensee shall not sell any Licensed Products until AeroGrow, in its reasonable judgment, finds that such products in mass production quantities are satisfactory to AeroGrow.  The license to AWA granted by this Agreement to distribute the Licensed Products under the Licensed Trademarks is expressly contingent upon such final written approval by AeroGrow. By no later than sixty (60) days prior to distribution and sale of each Licensed Product, AWA shall provide to AeroGrow for its prior written approval (a) a list of each of the Licensed Products, including SKU numbers, proposed MSRP (manufacturer suggested retail price) and product specifications, as well as product samples for each; and (b) the distribution plans for the Licensed Products, including proposed distribution channels.

2.5          Adherence to the Approval Guidelines.  Licensee will manufacture, package, label, sell, and distribute the Licensed Products in strict adherence with the Approval Guidelines.  All Licensed Products shall include one or more of the Licensed Trademarks.

2.6          Capital Costs.  Licensee will secure all plant, equipment, labor and technical skills necessary for the development and manufacture, sale, distribution and support of the Licensed Products and any packaging and marketing therefor in compliance with the requirements set forth herein, and AeroGrow shall have no liability or responsibility with respect thereto.

2.7          Compliance with Laws.  Licensee shall manufacture, package, label, advertise, and sell all Licensed Products and Seed Kits in strict compliance with all applicable laws, rules and regulations. Accordingly, (a) the Licensed Products manufactured by Licensee in the Territory will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, any federal, state or local laws, rules or regulations applicable within the Territory, will not constitute an article which may not be introduced into interstate commerce, and will be manufactured in compliance with all applicable laws, rules and regulations in those countries. Licensee shall provide any required license or certification under the laws or regulations of the Territory. Unless AeroGrow agrees otherwise in writing, Licensee will destroy all inventories of Licensed Products or Seed Kits that are not in conformity with any applicable laws, rules or regulations within the Territory.  Licensee agrees to notify AeroGrow promptly of any regulatory action of which Licensee has knowledge that is taken in relation to it by any federal, state, foreign, country or municipal authority which relates to or affects the manufacture, storage, packaging, labeling, advertising, distribution, or sale of the Licensed Products or Seed Kits.

2.8          Consumer Comments and Complaints. Once per quarter during the Term and Sell-Off Period (if applicable), Licensee shall provide AeroGrow a summary of all written (including electronic) consumer comments and complaints received regarding the quality of the Licensed Products or Seed Kits and shall maintain all written (including electronic) consumer comments and complaints and a telephone log for all consumer comments and complaints received by telephone. Licensee will also use best efforts to keep such information available for inspection by AeroGrow during normal working hours upon reasonable notice. Licensee will respond to any consumer complaint about the Licensed Products or Seed Kits in a prompt and businesslike manner, and in a manner that reflects well upon itself, the Licensed Products, the Seed Kits, and the Licensed Trademarks, and Licensee will provide AeroGrow with copies of all responses that it makes to consumer comments or complaints. AeroGrow will send Licensee information on any consumer comments or complaints that AeroGrow receives about the Licensed Products or Seed Kits. Licensee agrees to conform to AeroGrow’s product return policy consistent with AeroGrow’s business practices, namely, Licensee shall allow purchasers to return the Licensed Products or Seed Kits for a full refund for up to thirty (30) days following purchase if the customer provides a cash register receipt and/or UPC bar code for the Licensed Products or Seed Kits.

2.9          Advertising and Promotion Requirements.  During the Term and Sell-Off Period (if applicable), Licensee will provide a marketing plan quarterly that summarizes planned channels of distribution and marketing activity for the upcoming quarter.  This plan will be submitted 30 days prior to the beginning of the quarter and Licensor shall have up to 14 days to review and comment on the plan. The Licensee shall market the Licensed Products and Seed Kits as premium products and as is otherwise consistent with AeroGrow’s then existing image, so that such marketing shall not reflect adversely upon the Licensed Products, the Seed Kits, the good name of the Licensor, or the Licensed Trademarks. AeroGrow shall, at its sole discretion, have a prior-to-use right of approval for all promotional, marketing, and advertising materials and concepts, including but not limited to television commercials, radio spots, print advertisements, direct mail, brochures, signs, billboards, displays, shelf talkers, packaging, labeling, point of sale materials, trade show displays, sales materials, website materials, online advertisements, social media advertisements, advertisements on handheld devices, sponsorships, and promotional contests, sweepstakes, and events. AeroGrow shall have a right of approval for all such advertisements, and all such advertisements shall conform in all material respects to the approvals given by AeroGrow. AeroGrow shall have fourteen (14) business days following the receipt of the proposed promotional, marketing or advertising materials to send the Licensee written notice of its disapproval, which shall include an explanation of the basis for disapproval. AeroGrow shall use its best efforts to provide such written notice within the fourteen (14) business day period; provided, however, that if such written disapproval is not received by Licensee within this fourteen (14) business day period, the marketing, promotional or advertising material submitted to AeroGrow shall be deemed approved. Any material modifications to any such advertisements previously approved by AeroGrow shall be subject to approval pursuant to this Section 2.9. To the extent that Licensee makes non-material modifications to any advertisements previously approved by AeroGrow, however, Licensee shall not have to submit such advertisements to AeroGrow for its prior approval.

2.10          Approvals and Quality Control.

A.          Licensed Products Approval Guidelines. Before any sale or distribution, AWA, at its expense, shall submit to AeroGrow all prospective Licensed Products for AeroGrow’s advance written approval, in AeroGrow’s sole and absolute discretion, at all stages listed below.

PROTOTYPE:          Prototypes or finished artwork.
FINAL:          Pre-production sample.

The following rules shall apply to all stages of the Approval Guidelines:

(a)	Licensee shall not make any use of, sell or distribute such items as listed in this Section 2.10 before AeroGrow’s granting final written approval.

(b)
AeroGrow shall have fourteen (14) business days from AeroGrow’s actual receipt to review and respond in writing to each of Licensee’s submissions. If AeroGrow does not respond to such submission within such fourteen (14) business day period, such submission shall be deemed disapproved.

(c)
AeroGrow, in its sole discretion, reserves the right to reject an item approved at a prior stage if in its physical form it does not meet AeroGrow’s marketing standards or if it departs from the approved sample.

(d)
In the event of any modification or change in quality of the items, whether during the approval process or after final approval has been granted, such items shall be re-submitted to AeroGrow for approval.

(e)	All submissions shall become the property of AeroGrow.

(f)	Upon Licensee’s written request, AeroGrow shall return prototypes and final artwork at Licensee’s expense, provided that Licensee supplies digital photographs of same.

(g)	Licensee shall not have any rights against AeroGrow for damages or other remedies by reason of AeroGrow’s failure or refusal to grant any approval referred to in this Section 2.10.

(h)	At the commencement of each Contract Year, Licensee shall supply AeroGrow with three (3) production samples of each of the Licensed Products, free of charge.

B.          Examination by AeroGrow. Periodically, AeroGrow shall have the right, upon reasonable notice to Licensee and at suitable times, to inspect the premises of Licensee and of Licensee’s contract manufacturers (if any), with respect to any of their operations related to the Licensed Products or Seed Kits.  Periodically, AeroGrow shall also have the right to request and upon such request Licensee shall provide to AeroGrow, free of charge, representative samples of any Licensed Products or Seed Kits then being sold, together with any packaging, packaging inserts, labels, wrapping, advertising, marketing, web pages, and promotional material then in use. AeroGrow shall examine any such samples, artwork, packaging, promotional or marketing materials, and advertisements within thirty (30) days after receipt.  If as a result of such examination AeroGrow believes that any Licensed Products or Seed Kits do not strictly adhere to the Approval Guidelines or product quality approved by AeroGrow, or that any packaging, advertising, marketing or promotional materials are not in substantial conformity with any previous approvals given by AeroGrow, or any Licensed Trademarks are not being used in conformity with the requirements of this Agreement (“Non-Conforming Materials”), AeroGrow will promptly notify Licensee in writing, specifying the alleged non-conformity and the steps required to correct it (the “Non-Conformity Notice”).  After receipt of any Non-Conformity Notice, Licensee shall have thirty (30) business days to correct the Non-Conforming Materials identified therein.  For the sake of clarity, it is understood and agreed that Licensee shall have the right to continue to sell Licensed Products or Seed Kits, and to use the packaging therefor, so long as they are not Non-Conforming Materials and are in substantial conformity with any previous approvals given by AeroGrow.  Licensee recognizes that representatives of AeroGrow may also inspect Licensed Products or Seed Kits after they have been delivered or distributed to Licensee’s customers, and Licensee shall cooperate with AeroGrow in obtaining Licensee’s customers’ cooperation in such inspections.

C.          Right to Suspend Approval Process. In addition to its other remedies, AeroGrow has the right to suspend the approval process if AeroGrow has given Licensee notice of breach of this Agreement, until Licensee cures the breach.

D.          Trademark Notices. Whenever Licensee uses the Licensed Trademarks, Licensee shall affix the appropriate trademark notice and shall use the registration symbol "®" for Licensed Trademarks that are federally registered, or "TM" for Licensed Trademarks that are not federally registered, and in each instance of use of the Licensed Trademarks where appropriate, accompanied by the words "Reg. TM of AeroGrow International, Inc." or "TM of AeroGrow International, Inc." and "Used under license." or a reasonable facsimile thereof or such other reference as may be designated by AeroGrow from time to time. Where a Licensed Trademark is used more than once on packaging, in copy or advertising, or on the Licensed Products or Seed Kits, the "®" or "TM" designation need only be used once either on the most prominent use of the Licensed Trademark, or if all uses are of equal prominence, then on the first use of the Licensed Trademark in or on each package, copy, advertisement, or product. Licensee shall use the Licensed Trademarks only as trademarks, service marks, or trade names and shall affix the notices as specified. Licensee shall not have the right, unless previously agreed in writing by AeroGrow, to use other trademarks, service marks, or trade names in marketing and promoting the Licensed Products or Seed Kits, including other trademarks, service marks, or trade names owned by AeroGrow. Licensee shall cooperate with AeroGrow and assist AeroGrow in registering the Licensed Trademarks for the Licensed Products or Seed Kits, including by providing packaging, labeling, and documentation as may be required to obtain and maintain registrations for Licensed Trademarks for the Licensed Products or Seed Kits.

2.11          Restrictions on Use.  Unless AeroGrow gives prior consent specifically and in writing, Licensee shall use the Licensed Trademarks:

(a)	Only for the purposes of and pursuant to this Agreement;
(b)	Only in a manner consistent with the scope of the relevant registration of the Licensed Trademarks or application therefor in the Territory;
(c)	Only in the manner permitted and prescribed by AeroGrow as set forth herein; and
(d)	Only for the Licensed Products or Seed Kits.

2.12          Recognition of Goodwill.  Licensee recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that the Licensed Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to AeroGrow. Except as provided in this Agreement, Licensee shall not, anywhere in the world, use or seek to register any trademarks, service marks, trade dress, names, trade names, or domain names that are the Licensed Trademarks, that are colorably or confusingly similar to the Licensed Trademarks, or that incorporate the Licensed Trademarks or any element colorably or confusingly similar to the Licensed Trademarks.

2.13          Validity of Licensed Trademarks. Licensee will not, at any time while this Agreement is in effect or thereafter, dispute, challenge, destroy, impair, or impede the effect, validity, or enforceability of the Licensed Trademarks, or dispute or challenge AeroGrow's rights or title in and to the Licensed Trademarks.

2.14          Validity of Agreement. Licensee will not, at any time while this Agreement is in effect or thereafter, dispute or challenge the title or any rights of AeroGrow in and to the Licensed Trademarks, the validity or enforceability of this Agreement, or the validity or enforceability of any other license agreement or similar or comparable agreement involving the Licensed Trademarks to which AeroGrow is a party.

2.15          Infringement.  If requested by AeroGrow, Licensee will assist AeroGrow (at AeroGrow's expense) in procuring protection for, and in protecting, any of AeroGrow's rights in the Licensed Trademarks.  AeroGrow, if it so desires, may commence or prosecute any claim, suit, or action in its own name or, with Licensee’s consent, in the name of Licensee, and may join Licensee as a party to any claim, suit, or action. Licensee shall promptly notify AeroGrow in writing of any infringements or imitations by others of the Licensed Trademarks which Licensee becomes aware of, and AeroGrow shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. AeroGrow shall notify Licensee of any potential infringement regarding any Licensed Products or Seed Kits. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of AeroGrow, which may be given or withheld in AeroGrow's sole discretion.

3. TECHNOLOGY SUBLICENSE GRANT

3.1          License Grant.  Subject to the terms and conditions of this Agreement, AeroGrow hereby grants to AWA, and AWA hereby accepts the grant by AeroGrow, of a non-exclusive license under the Hydroponic IP during the Term of this Agreement to make and use Licensed Products in the Territory and to offer to sell and sell Licensed Products to end user consumers in the Territory, but not to any person or entity for subsequent sale, resale, or distribution outside of China; provided AWA shall not make, use, sell, offer for sale, and import any products having a footprint (or potential footprint) of 1.5 square feet or larger in any channels specifically targeted to hydroponic growers, regardless of whether such products utilize Hydroponic IP.  Notwithstanding anything to the contrary in this Agreement, Licensee may not itself manufacture Licensed Products but may instead purchase Licensed Products from Approved Manufacturers or, pursuant to Section 4.2, from an AeroGrow Chinese Affiliate.

3.2          No Right to Sublicense. The license grant in Section 3.1 does not include the right for Licensee to grant sublicenses to others to use the Hydroponic IP in any manner or in connection with any goods or services.

3.3          Reservation of Rights.  AeroGrow reserves all rights with respect to the Hydroponic IP not expressly licensed to Licensee hereunder.  For the avoidance of doubt, this Agreement does not include the right to use OMS’ trademarks, service marks, trade names or trade dress (“OMS Trademarks”) and Licensee agrees it will not use or register OMS Trademarks, or anything confusingly similar thereto, in the Territory.  Licensee shall not export, sell or authorize any sale or distribution, directly or indirectly, of Licensed Products to any third party not approved hereunder.  Neither Licensee nor its Affiliates may sell Licensed Products that they know, or have reason to know, are intended for resale to or in any countries or jurisdictions outside the Territory.  Licensee shall, to the extent permitted by law, communicate to its customers that resale of the Licensed Products outside the Territory is prohibited and shall constitute a wrongful use of the Hydroponic IP.

3.4          Assignment.  This Agreement is personal to Licensee, and Licensee may not assign this Agreement and its rights herein without AeroGrow’s and OMS’ prior written consent.

3.5          OMS Standing.  Licensee agrees to be bound to OMS on the terms and conditions of this Agreement and agree that OMS may stand in the place of AeroGrow and enforce against Licensee any of the rights afforded to AeroGrow by this Agreement.  As between OMS and AeroGrow, AeroGrow shall be primarily responsible for compliance by Licensee with all applicable terms of this Agreement.

3.6          Development and Promotion.  Licensee accepts full responsibility for and agrees to pay all costs it incurs associated with the development, manufacture and promotion of the Licensed Products in the Territory. Licensee will secure all plant, equipment and technical skills necessary for the development and manufacture of the Licensed Products, and OMS and AeroGrow shall have no liability or responsibility with respect thereto.

3.7          Compliance with Laws. Licensee shall develop, manufacture, package, label, advertise, and sell all Licensed Products in strict compliance with all applicable laws, rules and regulations.  Without limiting the foregoing, the Licensed Products will be manufactured in substantial compliance with all applicable laws, rules and regulations applicable within the Territory, and will not be adulterated or misbranded within the meaning of any laws, rules or regulations applicable within the Territory.  Licensee shall obtain any required license or certification under the laws, rules or regulation of the Territory.  Unless OMS agrees otherwise in writing, Licensee will destroy all inventories of Licensed Products that are not in conformity with any applicable laws, rules or regulations within the Territory. Licensee agrees to notify AeroGrow and OMS promptly of any regulatory action of which Licensee has knowledge that is taken in relation to Licensee by any federal, state, foreign, county or municipal authority which relates to or affects the development, manufacture, storage, packaging, labeling, advertising, distribution, or sale of the Licensed Products.

3.8          Developed IP.  During the Term of this Agreement and on a quarterly basis, Licensee shall disclose to OMS and AeroGrow all technical developments, inventions and improvements made by Licensee related to the Licensed Products (“Developed IP”), including all Intellectual Property Rights in all such technical developments, inventions and improvements.  Licensee hereby grants to OMS and its Affiliates a worldwide, irrevocable, perpetual, transferrable, royalty-free, non-exclusive license, with the right to sublicense, to make, use, sell, distribute, offer to sell, and import products and/or services under the Developed IP.

4 ROYALTY PAYMENTS AND REPORTS

4.1          Royalty.  AWA shall pay AeroGrow a royalty of ten percent (10%) times the Manufacturing Cost of all Licensed Products manufactured by or for AWA during the Term of this Agreement (the “Initial Royalty”).  After the Initial Royalty in a single Contract Year has exceeded US$100,000, the royalty for the remainder of that single Contract Year shall be eight percent (8%) times the Manufacturing Cost (the “Reduced Royalty”) (collectively, the Initial Royalty and Reduced Royalty is the “Royalty”).  At the beginning of the following Contract Year, the royalty shall return to the Initial Royalty.

4.2          If AeroGrow later becomes affiliated with a Chinese entity, AeroGrow’s Chinese Affiliate shall have an option to purchase Licensed Products directly and invoice AWA for such Licensed Products at the Manufacturing Cost plus the above Royalty, with AeroGrow’s Chinese Affiliate being responsible for payment of Manufacturing Costs to the manufacturer for such Licensed Products.

4.3          Exclusivity Minimums.  The licenses granted in Sections 2.1 and 3.1 and the distributorship appointment granted in Section 5.1 shall be exclusive to Licensee with respect to distribution and sales of Licensed Product and Seed Kits in the Territory if the following minimum Royalty payments and Seed Kit Payments are made to AeroGrow in the indicated timeframes (“Exclusivity Minimums”):

a.          April 1, 2018 – March 31, 2019: $50,000 in total Royalty and Seed Kit Payments for this time period
b.          April 1, 2019 – March 31, 2020: $250,000 in total Royalty payments and Seed Kit Payments for this time period
c.          April 1, 2020 – March 31, 2021: $750,000 in total Royalty payments and Seed Kit Payments for this time period

If the Royalty payments and Seed Kit Payments paid to AeroGrow in any Contract Year do not reach the above Exclusivity Minimums, AWA shall have the right to compensate AeroGrow to the level necessary to achieve the Exclusivity Minimums and thereby maintain exclusivity.  If AWA does not compensate AeroGrow to the Exclusivity Minimums within thirty days of the end of a Contract Year, the licenses granted in Sections 2.1 and 3.1 and distributorship appointment granted in Section 5.1 shall immediately become non-exclusive.

4.4          Form of Payment.  The Royalty shall be payable monthly, within thirty (30) days of the end of each calendar month.  Royalty and other fees due under this Agreement shall be payable by AWA to AeroGrow in cash (US dollars), and such fees must continue to be paid in accordance with U.S. tax laws and any other relevant tax laws.  For purposes of computing the Royalty, the Manufacturing Cost for each month shall be converted to U.S. Dollars using the rate of exchange as reported in the Wall Street Journal on the last business day of the applicable calendar month.

4.5          Interest on Late Payments. If AWA fails to make any payment to AeroGrow hereunder on the due date for payment, without prejudice to any other right or remedy available to AeroGrow, AWA shall pay AeroGrow interest on all such overdue amounts from the due date of such amounts until paid at a twelve percent (12%) rate per annum.

4.6          Royalty Report.  No later than the April 15th following the end of each Contract Year, and the April 15th following expiration or termination of the Agreement for any reason, AWA shall provide AeroGrow with a Royalty report including the Manufacturing Cost for the applicable Contract Year, itemized according to each product, and shall provide in such report all other information and calculations (including the calculation of Manufacturing Cost) necessary to allow AeroGrow to verify the accuracy of the Manufacturing Cost and the Royalty calculation. AWA acknowledges that AeroGrow has reporting and royalty payment obligations to OMS and therefore that time is of the essence with respect to the deadlines in this Article 4.

4.7          Records and Audit. Licensee shall keep, maintain and preserve, at its place of business identified above, during the Term and for at least three (3) years following termination or expiration of this Agreement for any reason, complete and accurate books, accounts, records and other materials covering all transactions related to this Agreement, including but not limited to the information contained in or related to the accounting for and payment of Royalty, which may include records relating to the manufacturing, distribution, marketing, sales, and customer support, including but not limited to customer records, invoices, correspondence and banking, financial and other records in Licensee’s possession or under its control (the "Records"). During the Term and for three (3) years following termination or expiration of this Agreement for any reason, AeroGrow and/or an independent third party representative of AeroGrow, upon three (3) days' notice and during regular business hours, shall have the right quarterly to conduct an audit of the Records. Following the audit, AWA shall take immediate steps to timely resolve any issues raised therein, including payment of any monies owing and due. AeroGrow shall bear the costs of the audit, provided, however, that if an audit reveals an underpayment of more than five (5%) percent of the total amount payable for any Contract Year, then AWA shall bear the expense of the audit.

5. SEED KIT DISTRIBUTION

5.1          AeroGrow hereby appoints AWA, and AWA hereby accepts such appointment, as AeroGrow’s distributor of Seed Kits in the Territory during the Term.

5.2          AWA acknowledges and agrees that it will purchase the Seed Kits for its own account solely for the purpose of resale in the Territory.

5.3          AWA acknowledges and agrees that AeroGrow may, at any time and in its sole discretion, discontinue (i) manufacturing any of the Seed Kits or (ii) selling any of the Seed Kits for distribution in the Territory.  AeroGrow reserves the unqualified right to manage and conduct its business in all respects, including without limitation the right at all times to:  (a) maintain or alter the formulae, ingredients, labeling or packaging of any or all of its products; (b) determine the prices or other terms on which it sells any or all of its products; (c) produce or sell any particular brands; (d) discontinue the sale of any or all of its products, packages or containers at any or all locations; and (e) make all other decisions concerning the conduct of AeroGrow’s business.  In the event AeroGrow discontinues or alters the formulae, ingredients and labeling of the Seed Kits pursuant to (a) above, Seller shall use reasonable efforts to provide notice to Distributor promptly so that Distributor would have sufficient time to notify the retailers.

5.4          AWA shall order Seed Kits from AeroGrow at prices and terms of sale which shall be consistent with the provisions of this Agreement and Schedule 3.  The prices on Schedule 3 do not include value-added, sales, use, excise or other taxes that may be applicable to the Seed Kit, except as otherwise expressly agreed to in writing by AeroGrow.

5.5          AWA shall order Seed Kits by submitting to AeroGrow its purchase order specifically describing the Seed Kits and quantities thereof desired.  Each purchase order shall be subject to acceptance by AeroGrow, no order shall be deemed accepted, and AeroGrow shall have no liability with respect thereto, until and unless such order has been accepted in writing by AeroGrow.  AeroGrow’s obligation for accepted purchase orders is further subject to current availability of Seed Kits for distribution in the Territory.  This Agreement shall control over any inconsistent or additional terms of any purchase order submitted by AWA unless otherwise specifically agreed to in writing by AeroGrow.

5.6          Payment on all purchase orders received from AWA and accepted by AeroGrow hereunder shall, unless otherwise agreed to in writing by Seller, be made no later than thirty (30) days from the date of invoice.  Payment by AWA to AeroGrow shall be made in cash (US dollars) and in accordance with U.S. tax laws and any other relevant tax laws.  If AWA fails to make any payment to AeroGrow hereunder on the due date for payment, without prejudice to any other right or remedy available to AeroGrow, AWA shall pay AeroGrow interest on all such overdue amounts from the due date of such amounts until paid at a twelve percent (12%) rate per annum.

5.7          Unless otherwise agreed by the parties in writing, Seed Kits purchased hereunder shall be collected by AWA at an AeroGrow’s warehouse in the United States and risk of loss as to such Seed Kits shall pass to AWA at the time of delivery.

6. INSURANCE

Licensee agrees to obtain and maintain, at its own cost and expense, insurance covering (a) bodily injury in an amount not less than one million RMB (1,000,000 RMB), (b) property damage, products, and completed operations in an amount not less than six million RMB (6,000,000 RMB), (c) automobile liability meeting statutory requirements, and (d) any additional claims not covered by the foregoing reasonably anticipated in connection with Licensee’s business operations and resulting in bodily injury and property damage. This required insurance shall be written by companies licensed to do business in the Territory. All policies described above will be written by insurance companies rated at least A by A.M. Best’s rating service, or an equivalent or higher rating by a Hong Kong or People’s Republic of China insurance rating service as approved by OMS and AeroGrow.  Such policy shall name OMS and AeroGrow as additional insured including providing defense costs and shall be primary with respect to any insurance or self-insurance programs maintained by OMS or AeroGrow. The policy must be endorsed to reflect that the additional insured will be provided no less than thirty (30) days advance written notice of cancellation or material change in the policy required to be carried as part of this Agreement. Licensee shall deliver to AeroGrow a certificate of insurance that specifies the required coverage immediately following execution of this Agreement. Licensee shall also obtain and maintain at its own cost and expense, any and all statutorily required insurance, including, but not limited to workers' compensation insurance with statutory limits, and employer's liability insurance. The insurance policies will include a waiver of subrogation in favor of OMS and AeroGrow. The limits required to be evidenced do not limit the liability of Licensee in any claim or suit.

7. CONFIDENTIALITY

7.1          Acknowledgment of Confidentiality. Each Party understands that any Protected Information disclosed to it by the other Party under this Agreement is secret, proprietary and of great value to the disclosing Party, which value may be impaired if the secrecy of the Protected Information is not maintained. The Party disclosing Protected Information is hereinafter sometimes referred to as the "Disclosing Party" and the Party receiving Protected Information is sometimes hereinafter referred to as the "Receiving Party."

7.2          Reasonable Security Measures. Each Party has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information, and each Receiving Party agrees to take all measures reasonably necessary to protect the secrecy of a Disclosing Party's Protected Information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

7.3          Non-Disclosure Obligation. Each Receiving Party agrees not to disclose the Protected Information of the Disclosing Party obtained pursuant to this Agreement, to any person or entity (other than its key officers, and employees and/or their Affiliates to whom disclosure is necessary), while this Agreement is in effect or at any time following the expiration or termination of this Agreement for any reason.

7.4          Burden of Proof. Each Receiving Party acknowledges and agrees that if it shall disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, except as authorized herein, any Protected Information of a Disclosing Party, and such Receiving Party shall assert as a defense that such information (a) was already known to it or developed prior to the execution of this Agreement, (b) was independently developed by it, (c) was disclosed to third parties without violation of this Agreement, (d) was in the public domain prior to the Effective Date of this Agreement, or (e) entered the public domain without violation of this Agreement, then such Receiving Party shall bear the burden of proof with respect to the same.

7.5          Permitted Use. Neither Party shall use the Protected Information of the other Party for any purpose except as permitted in this Agreement.

7.6          Permitted Disclosures. The confidentiality obligations contained in this Article 7 shall not apply to the extent that any Receiving Party is required (a) to disclose the information by law, order or regulation of governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approvals to test or market the Product; provided, that, in each such case, the Receiving Party shall give written notice thereof to the Disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided, further, that the Receiving Party shall give reasonable assistance to the Disclosing Party to preserve the information as confidential.

7.7          Terms of this Agreement. The terms and existence of this Agreement shall be treated by the Parties as Protected Information. Neither Party shall issue a press release or otherwise publicize the negotiation or conclusion of this Agreement without the express written consent of the other Party.

8. TERM AND TERMINATION

8.1          Term.  The Term of this Agreement, and the license granted herein, shall be the period from the Effective Date to March 31, 2021, unless sooner terminated in accordance with the provisions hereof.

8.2          Termination. This Agreement may be terminated as follows:

(a)
AeroGrow shall have the right to terminate this Agreement immediately without liability: if AWA (a) fails to meet the Exclusivity Minimums in Section 4.3 in any Contract Year and (b) fails to compensate AeroGrow to the level necessary to achieve the Exclusivity Minimums within thirty (30) days of the end of that Contract Year.

(b)
At OMS’ election, upon termination of the Technology License Agreement between OMS and AeroGrow or upon termination of OMS’ license grant to AeroGrow in the Territory; then this Agreement may be terminated upon notice by OMS, effective upon receipt of such notice;

(c)
At OMS’ or AeroGrow’s election if it determines (i) that Licensee has not complied with its confidentiality obligations under Article 7, (ii) that Licensee has used Hydroponic IP outside the scope of the sublicense, or (iii) that Licensed Products or Seed Kits manufactured or sold by Licensee have been sold for use outside the Territory; then this Agreement may be terminated upon notice by AeroGrow or OMS, effective upon receipt of such notice, without prejudice to any and all other rights and remedies AeroGrow or OMS may have hereunder or by law provided;

(d)
If Licensee defaults in the payment of any Royalty, payment, interest or other fees, and such default is not cured within thirty (30) business days following Licensee’s receipt of written notice of such default, then this Agreement and the license granted hereunder may be terminated upon written notice by AeroGrow or OMS sent to Licensee after expiration of the thirty (30) day period and effective upon receipt of such notice, without prejudice to any and all other rights and remedies AeroGrow or OMS may have hereunder or by law provided. Notwithstanding the foregoing provision allowing Licensee thirty (30) business days to cure a default in payment, Licensee must use its best efforts to cure such default as promptly as possible within said thirty (30) business day period.

(e)
If Licensee’s business activities and/or its use of the Licensed Trademarks harms or damages, or is likely to harm or damage, AeroGrow’s reputation and/or the Licensed Trademarks, AeroGrow may terminate this Agreement immediately by giving written notice to Licensee.  This provision includes any harm or damage based on product quality or recall issues relating to the Licensed Products.

(f)
If Licensee fails to perform in accordance with any material term or condition of this Agreement (other than as described in Sections 8.2(c) and 8.2(d) above) and such default continues unremedied for thirty (30) days after the date on which Licensee receives written notice of default, unless such remedy cannot be accomplished within such time period and Licensee has commenced diligent efforts within such time period and continues such efforts until the remedy is complete, then this Agreement may be terminated upon notice by AeroGrow or OMS, effective upon receipt of such notice, without prejudice to any and all other rights and remedies AeroGrow or OMS may have hereunder or by law provided.

(g)
If any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization of Licensee; (ii) a composition, compromise, assignment or arrangement with any creditor of Licensee; (iii) the appointment of a liquidator, trustee in bankruptcy, special administrator or other similar officer in respect of Licensee or any of its assets; (iv) the commencement of a case or proceeding, whether voluntary or involuntary, under any applicable bankruptcy or insolvency law; (v) enforcement of any liens over any assets of Licensee having an aggregate value in excess of $50,000 (or its equivalent in any other currency or currencies), or (vi) any analogous procedure or step is taken in any jurisdiction, then this Agreement and the license granted hereunder may be terminated immediately upon notice by AeroGrow or OMS, effective upon sending such notice, without prejudice to any and all other rights and remedies AeroGrow or OMS may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

(h)
If AWA fails to comply with its obligations under Section 4.1 or Section 5.6, as reasonably determined by AeroGrow or OMS, and such default continues unremedied for thirty (30) days after the date on which AWA receives written notice of default, then this Agreement may be terminated upon notice by AeroGrow or OMS, effective upon receipt of such notice, without prejudice to any and all other rights and remedies AeroGrow or OMS may have hereunder or by law provided.

8.3          Rights Upon Cancellation, Termination, or Expiration.  Upon any cancellation, termination, or expiration of this Agreement for any reason:

(a)
The license granted to Licensee in Sections 2.1 and 3.1 shall terminate; and, except as provided in Section 8.5 below, Licensee shall forthwith discontinue all use of the Licensed Trademarks and Hydroponic IP.

(b)	Licensee shall promptly pay to AeroGrow all amounts due and owing hereunder, including all unpaid, accrued Royalty under Article 4 and under Section 5.6 and Section 8.5.
(c)
Each Receiving Party shall return to the Disclosing Party (or at the Disclosing Party’s direction, destroy) all Protected Information of the Disclosing Party provided or otherwise made available by the Disclosing Party that is in the possession, custody or control of the Receiving Party; provided, however, that such obligation shall not apply to the extent that the return or destruction of such Protected Information to the Disclosing Party would materially interfere with the surviving rights of the Receiving Party under this Agreement.

8.4          Surviving Terms.  The following terms shall survive termination of this Agreement: Articles 1-3, Sections 4.5-4.7, 5.6, Articles 6-7, Section 8.3, 8.4, 8.5, 9.2, and Articles 10, 11, and 12, and such other provisions that by their nature are intended to survive termination, shall survive the termination of this Agreement.

8.5          Disposal of Inventory After Cancellation, Termination, or Expiration. For a period of six (6) months after cancellation, termination, or expiration of this Agreement, AWA may sell Licensed Products in AWA’s inventory (“Sell-Off Period”), except that AWA shall have no right to a Sell-Off Period if AeroGrow or OMS terminates this Agreement pursuant to any of the provisions in Sections 8.2(c), 8.2(e)-8.2(g).

9. REPRESENTATIONS AND WARRANTIES

9.1          Representations and Warranties.  AWA represents and warrants as follows:

(a)
It is a corporation duly organized, validly existing and in good standing under the laws of China, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to execute, deliver and perform this Agreement.

(b)	The execution, delivery and performance of it of this Agreement have been duly authorized by all necessary corporate actions, and do not and will not:
i.	Require any consent or approval of its stockholders or any government authority, or
ii.
Violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

(c)	This Agreement is legal, valid and binding any obligation under it is enforceable in accordance with its terms and conditions.

(d)
It is not under any contractual obligation that is materially conflicting or materially inconsistent in any respect with the terms of this Agreement or that would materially impede the diligent and complete fulfillment of its obligations.

9.2          Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY OMS OR AEROGROW THAT THE USE OF THE LICENSED TECHNOLOGY LICENSED TO AWA HEREUNDER WILL RESULT IN ANY PRODUCTS, OR AS A WARRANTY OR REPRESENTATION BY OMS OR AEROGROW THAT THE EXPLOITATION OF ANY OF THE FOREGOING WILL BE FREE FROM INFRINGEMENT OF INTELLECTUAL PROPERTY OF THIRD PARTIES.

10. INDEMNIFICATION

10.1          Licensee Indemnification. Licensee shall indemnify, defend, and hold AeroGrow, OMS and each of its Affiliates, including the directors, officers, employees, and agents of each of the foregoing harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with (a) any breach of any of Licensee’s representations and warranties as set forth in this Agreement; (b) any use of any Patent, process, method, or device, including Developed IP, by Licensee in connection with the Licensed Products; (c) any alleged defects or dangers inherent in the Licensed Products or the manufacture, distribution, sale, or use thereof; (d) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use or consumption of the Licensed Products; or (e) any alleged infringement of any third party's Copyright, Patent, Trademark, or other Intellectual Property.

10.2          Conditions of Indemnification. As a condition of indemnification under this Article 10, AeroGrow, OMS or their Affiliates shall give Licensee (for purposes of this Article 10, the "Indemnifying Party") immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party. The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such claim, proceeding, action, or suit at its expense, by counsel of its choice. If the Indemnifying Party assumes such defense, the Party seeking indemnity shall cooperate fully with the Indemnifying Party in defense of the action and the Indemnifying Party shall not be liable to pay or reimburse the other Party for attorneys' fees or expenses, except such out-of-pocket costs or expenses incurred by the indemnified Party in cooperating with the Indemnifying Party.

10.3          Limits. No Party shall be liable to another Party for any punitive, indirect or consequential losses, except that no limitations of liability shall apply to (a) claims for death or physical injury, or loss or damage to tangible personal or real property; (b) damages caused by a Party's gross negligence or willful misconduct or omission of a Party or its respective employees or representatives; or (c) damages payable pursuant to a breach of Article 7 (Confidentiality) or this Article 10 (Indemnification); or (d) breach of any license granted with respect to Hydroponic IP or Licensed Trademarks.

11. NOTICES

All notices provided for in this Agreement shall be in writing and shall be given by facsimile or registered mail, postage prepaid, or by overnight courier deposited with a reputable company, addressed to the other Party at the applicable address set forth below, or to such other addresses as may be given for such purpose by such that Party by notice duly given hereunder. Notice shall be deemed properly given three (3) days after the date mailed if given by first class mail, or one (1) day after confirmed delivery by overnight courier:

TO AEROGROW:

AeroGrow International, Inc.
Attn.: President and CEO
1026075 Longbow Dr., Suite 200
Boulder, CO 80301
Facsimile: (303) 444-0406

WITH COPIES TO:

OMS Investments, Inc.
10250 Constellation Blvd.
Suite 2800
Los Angeles, CA 90067

AND

The Scotts Company LLC
14111 Scottslawn Road
Marysville, Ohio 43041
Attention: Legal Department

TO OMS:

OMS Investments, Inc.
10250 Constellation Blvd.
Suite 2800
Los Angeles, CA 90067

WITH COPIES TO
The Scotts Company LLC
14111 Scottslawn Road
Marysville, Ohio 43041
Attention: Legal Department

TO AWA:

Aiwuan 爱屋安Shanghai ltd
Room 303
No. 33, C2 zone, lane 1555, Jingshajiang West Road,
Jiading District, Shanghai, China

12. GENERAL PROVISIONS

12.1          No Fiduciary or Other Relationship. The Parties understand and agree that this Agreement does not create a fiduciary relationship between them, that they are and shall be independent contractors, and that nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner, or employee of another Party for any purpose whatsoever.

12.2          Severability. Except as expressly provided to the contrary herein, each Section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which AeroGrow is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the Parties, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Licensee is a party thereto, otherwise upon Licensee’s receipt of a notice of non-enforcement thereof from AeroGrow. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, the Parties agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

12.3          Substitution of Provisions. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof. The Parties agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, any portion or portions which a court may hold to be unenforceable in a final decision to which AeroGrow is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless AeroGrow elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

12.4          Waiver. A Party may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other Party under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver so granted by the waiving Party shall be without prejudice to any other rights the waiving Party may have, will be subject to continuing review by the waiving Party and may be revoked, in the waiving Party's sole discretion, at any time and for any reason, effective upon delivery to the other Party often (10) days' prior written notice.

12.5          Waiver by Custom or Practice. A Party shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement) by virtue of any custom or practice of the Parties at variance with the terms hereof. Any failure, refusal or neglect of a Party to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, any waiver, forbearance, delay, failure or omission by a Party to exercise any right, power or option, whether of the same, similar or different nature, or AeroGrow's acceptance of any payments due from AWA after any breach of this Agreement, shall not be deemed a waiver or impairment of any right, power or other option provided under this Agreement.

12.6          Force Majeure. Neither Party shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

(a)	compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof;

(b)	acts of God;

(c)	fires, strikes, embargoes, war or riot; or

(d)	any other similar event or cause.

Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of any license fees, interest, or administration fees.

12.7          Temporary Restraining Orders and Preliminary Injunctions.  Notwithstanding anything to the contrary in this Agreement, each Party shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

12.8          Rights Cumulative. The rights of each Party hereunder are cumulative and no exercise or enforcement by a Party of any right or remedy hereunder shall preclude the exercise or enforcement by that Party of any other right or remedy hereunder which that Party is entitled by law to enforce.

12.9          Costs and Attorneys’ Fees. If a claim for amounts owed by Licensee to AeroGrow or its affiliates is asserted in any judicial proceeding or appeal thereof, or if a Party enforces this Agreement in any judicial proceeding or appeal thereof, the Party prevailing in such proceeding shall be entitled to reimbursement of its reasonable costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement. If AeroGrow incurs expenses in connection with Licensee’s failure to pay when due amounts owing to AeroGrow, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, including, but not limited to legal and accounting fees, AeroGrow shall be reimbursed by Licensee for any reasonable costs and expenses that AeroGrow incurs.

12.10          Governing Law.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§ 1051 et seq.) or other federal law, this Agreement, and the relationship between the Parties, shall be governed by the laws of the State of Ohio.

12.11          Compliance with Laws; U.S. Foreign Corrupt Practices Act.

a.          Licensee, and all its employees, agents and affiliates acting on its behalf, are in compliance with and will continue to comply in all material respects with all applicable laws including, without limitation, with the Foreign Corrupt Practices Act of 1977 of the United States of America (Public Law 96-2134, Dec. 19, 1977) as amended (Public Law 100-481, Title V, § 5003, Aug. 23, 1988) and any similar laws in the Territory.

b.          Licensee represents and warrants that: (a) neither it nor any of its employees or officers is an official, employee, or active member of the armed services of any government; an official or employee of any government, an official of a political party, or a candidate for political office; and (b) as of the Effective Date and during the term of this Agreement, no government official, and no official of any government agency or instrumentality, is or will become associated with, or will own or presently owns an interest, whether direct or indirect, in Licensee or has or will have any legal or beneficial interest in this Agreement.  Licensee further agrees to inform AeroGrow of any change in such status or representation.  Licensee warrants that, in connection with its performance under this Agreement, it has not and will not make or authorize any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, to any official of any government or any agency or instrumentality thereof for the purpose of influencing any act or decision of such official or to induce such official to use his/her influence with the government.  Licensee further agrees that it will not make any payment to any person or entity if such Licensee knows or has reason to know that all or any portion of such payment will be offered or given directly or indirectly to any official of a government or political party, or any candidate for governmental or political party office, for the purpose of influencing or inducing any official to use his/her influence with the government or any instrumentality thereof.  Licensee warrants that it has not and will not pay, offer or tender, directly or indirectly, any political contributions or donations, or any commission or finder’s or referral fee to any person or firm in connection with its activities under this Agreement.  Licensee is in compliance with and will continue to comply in all material respects with all applicable ant-bribery laws.  Licensee hereby acknowledges receipt of a copy of AeroGrow’s Foreign Corrupt Practices Act Policy (the “FCPA Policy”) and by execution of this Agreement, Licensee warrants and certifies that it will do nothing in the performance of its obligations under this Agreement which will be in conflict with the FCPA Policy.

12.12          Jurisdiction. Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration.  The place of arbitration shall be CIETAC, Hong Kong, China.  The tribunal shall consist of three arbitrators each of whom shall have experience in handling cases involving trading and investment by foreign investors in the PRC.  Each party shall appoint one arbitrator within fifteen (15) days after receipt of the notice of arbitration from CIETAC, and the two party-appointed arbitrators shall agree on the third arbitrator who will act as the presiding arbitrator of the tribunal within another fifteen (15) days after the two arbitrators selected by the parties are notified of such by CIETAC.  If, within the above said time limits, either party fails to appoint its arbitrator or no agreement on the choice of the third arbitrator can be reached, CIETAC shall make such appointment in accordance with the list procedure under the CIETAC rules.  The arbitration shall be conducted in the English language and all arbitrators shall be fluent in English. The arbitrators (including the presiding arbitrator) may be appointed from outside CIETAC’s panel of arbitrators, provided that such appointment shall have been confirmed by the Chairman of CIETAC in accordance with the applicable laws. The arbitrators are required to decide all matters in accordance with the substantive laws of the State of Ohio, U.S.A.  The arbitration award shall be final and binding on both parties.  Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their respective remaining rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

12.13          [INTENTIONALLY OMITTED]

12.14          Headings. The headings of the several Sections hereof are for convenience only and do not define, limit or construe the contents of such Sections.

12.15          Interpretation.  Except where the context otherwise permits or requires, the use of the term “including” and inflections thereof, mean “including without limitation,” “include without limitation” or “includes without limitation.”

12.16          Entire Agreement.  The Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements and negotiations between the Parties with respect to the subject matter hereof, including all oral, written or otherwise communicated statements in whatever form or from whatever source.
12.17          Counterparts. This Agreement may be executed simultaneously in counterparts, including with PDFs or photocopies of signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, binding upon all Parties hereto, notwithstanding that all Parties are not signatories to the original or the same counterpart.

12.18          Expenses. Each Party shall bear its own expenses (including attorneys’ fees and expenses) in connection with the preparation, negotiation, execution, and delivery of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Technology License Agreement, effective as of the Effective Date first written above.

AEROGROW:
AEROGROW INTERNATIONAL, INC.
By:
Name:           Ben Gill
Title: Vice President, Special Projects

AWA:
Aiwuan 爱屋安Shanghai ltd
By:
Name:          Tiger Guan
Title: General Manager

OMS:
OMS INVESTMENTS, INC.,
as third-party beneficiary
By:
Name:
Title:

Schedule 1
Approved Manufacturers

Manufacturer of the Herbie, Sprout LED & Harvest Models is:

Envitech (China) Ltd.
South Weier Road, East Jingyl Road
3.9 SKM, Industrial Park, Development Zone
Anqing, Auhui, China

Manufacturer of the Bounty Model and Farm Models is:

Zhangzhou Wanlida Electrical Appliance Co. Ltd.
No 618 Jiahe Road, Wanlida
Industry Zone
Xiamen, Fujian, China

Schedule 2
Hydroponic IP

Any Intellectual Property, excluding OMS Trademarks, that is (a) owned by OMS, (b) provided to AWA by AeroGrow, and (c) embodied in or required for manufacture of the following products:
Herbie
Sprout LED
Harvest
Harvest Premium
Harvest Elite
Harvest Elite Touch
Bounty
Bounty Wi-Fi
Bounty Elite
Bounty Elite Wi-Fi
Farm, Farm Plus, Farm Tall

Schedule 3
Licensed Products

Herbie
Sprout LED
Harvest
Harvest Premium
Harvest Elite
Harvest Elite Touch
Bounty
Bounty Wi-Fi
Bounty Elite
Bounty Elite Wi-Fi
Farm, Farm Plus, Farm Tall

Schedule 4
Licensed Trademarks

AeroGarden™
Herbie™
Sprout LED™Harvest™
Harvest Premium™
Harvest Elite™
Harvest Elite Touch™
Bounty™
Bounty Wi-Fi™
Bounty Elite™
Bounty Elite Wi-Fi™
Farm™, Farm Plus™ Farm Tall™

Schedule 5
Seed Kits

All Seed Kits will be manufactured by AeroGrow in the United States.  Shipping will be paid by AWA.

Seed Kits include the following:
•	3 Pod Seed Kits: US$3.95
•	6 Pod Seed Kits: US$4.95
•	9 Pod Seed Kits: US$5.95
•	24 Pod Seed Kits: US$9.95